Exhibit 10.11

SUMMIT WIRELESS TECHNOLOGIES, INC.

2018 LONG-TERM STOCK INCENTIVE PLAN

DEFERRED SHARES AGREEMENT

This Deferred Shares Agreement (this “Agreement”) is entered into as of JANUARY 4, 2019 (the “Grant Date”) by and between Michael Howse (the “Participant”) and Summit Wireless Technologies, Inc. (“Summit”, and together with its Subsidiaries, the “Company”).

I.	GRANT OF AWARD

Subject to the terms set forth in this Agreement, Summit has granted the Participant Deferred Shares, i.e., an award pursuant to Section 7.D of the Summit Semiconductor, Inc. 2018 Long-Term Stock Incentive Plan (the “Plan”).

Number of Deferred Shares: 400,000

Each Deferred Share represents the Participant’s right to receive one share of Common Stock, subject to the terms and conditions of the Plan and this Agreement. Capitalized terms used but not otherwise defined in this Agreement shall have the meanings given to such terms in the Plan.

II.	TERMS OF DEFERRED SHARES

1.	Vesting of Deferred Shares.

(a)	In General. Except as otherwise provided herein, if a Fundamental Transaction (as such term is defined in the agreement between Summit and the Participant, dated April 6, 2018, as amended on December 27, 2018 (such agreement, as amended, the “Howse Agreement”)) has not occurred as of the date that is one hundred and eighty (180) days after either the date that the Participant ceases to be employed by the Company, the date that Participant is no longer a Consultant, or the date that the Participant is no longer a member of the Board of Directors of the Company, whichever occurs last (the “Termination Date”), then all of the then outstanding and unvested Deferred Shares will be forfeited and the Participant will have no further rights to such unvested Deferred Shares.

(b)	Specific Vesting Terms.

Vesting of the Deferred Shares will occur immediately prior to a Fundamental Transaction. The number of Deferred Shares that shall vest shall be based on the Consideration (as defined in the Howse Agreement) in connection with such Fundamental Transaction as set forth in the table below:

	Less than	$80,000,000-	$100,000,000 or
Consideration:	$80,000,000	$99,999,999	Greater

Deferred Shares Vested:	75,000	125,000	200,000
Deferred Shares Vested (no General Expenses):	150,000	250,000	400,000

As set forth in the table above, twice the number of shares will vest if the Company does not incur General Expenses. “General Expenses” means the fees of an investment bank that are charged in connection with the Fundamental Transaction of 2% or more of the Consideration.

(c)	Death of Participant. If, while Participant is employed by the Company, he dies within one hundred eighty (180) days prior to the date of a Fundamental Transaction, then on the date of such Fundamental Transaction (i) the number of unvested Deferred Shares that would have vested for Participant in Section II(1)(c) above based on the Consideration received by the Company in connection with such Fundamental Transaction shall immediately vest and (ii) any delivery of such vested Deferred Shares shall be distributed to the Participant’s designated beneficiary, provided that such beneficiary has been designated prior to the Participant’s death, and in the absence of any such effective designation, such vested Deferred Shares will be delivered to the administrator or executor of Participant’s estate; provided, that, if the Participant is a director or executive officer (within the meaning of Section 16 of the Exchange Act and the regulations thereunder) of Summit (each, a “Section 16 Person”) as of the Grant Date and/or as of the Participant’s death, then such vesting acceleration shall not be applicable and all of the then outstanding and unvested Deferred Shares shall be forfeited. Any such administrator or executor must furnish Summit with (A) written notice of his or her status as transferee, (B) a copy of the will and/or such evidence as the Committee may deem necessary to establish the validity of the transfer, and (C) an agreement by the transferee to comply with all the terms and conditions of the Deferred Shares that are or would be applicable to the Participant and to be bound by the acknowledgments made by the Participant hereunder. Delivery of the shares of Common Stock will be made as soon as practicable following the Participant’s date of death, but in no event later than thirty (30) days following such date.

2.	Settlement of Deferred Shares. Settlement of vested Deferred Shares shall occur as soon as practicable following the applicable vesting date, but in no event later than necessary for the Participant to obtain the full economic benefits of the Fundamental Transaction as a holder of the underlying Common Stock to be issued pursuant to the vested Deferred Shares.

3.	HSR Consultation and Filing Fee. Participant understands that settlement of vested Deferred Shares may trigger reporting obligations pursuant to the Hart-Scott-Rodino (HSR) Act and that the determination of whether the reporting obligations are triggered depends upon the Participant’s individual circumstances, including the value of the Common Stock held by the Participant at the time of settlement. If, in option of the Participant’s legal counsel, an HSR reporting obligations may be triggered by the vesting of the Deferred Shares granted pursuant to this Agreement, and Summit’s own legal counsel confirms that a reporting obligation will in fact be triggered, then Summit will pay the applicable filing fees directly to the Federal Trade Commission and will make a payment to the Participant that is sufficient to put the Participant in the same after-tax position that the Participant would have been in had Summit not paid the filing fees on the Participant’s behalf. Notwithstanding the foregoing, the Participant agrees and acknowledges that the Participant is not relying on Summit or Summit’s legal counsel for any HSR-related advice.

4.	Taxes. The Participant acknowledges that the Participant is ultimately liable and responsible for any and all income taxes (including federal, state and local income taxes), social insurance, payroll taxes and other tax-related withholding (the “Tax-Related Items”) arising in connection with the Deferred Shares, regardless of any action the Company takes with respect to such Tax-Related Items.

5.	Rights as Stockholder. Neither the Participant nor any person claiming under or through the Participant will have any of the rights or privileges of a stockholder of the Company with respect to Deferred Shares unless and until such Deferred Shares of Common Stock are vested and issued on the records of Summit or its transfer agents or registrars. After such issuance, the Participant will have all the rights as a stockholder of Summit with respect to such shares of Common Stock.

6.	No Special Employment Rights; No Right to Future Awards. Nothing contained in this Agreement shall confer upon the Participant any right with respect to the continuation of his or her employment by, or service to, the Company or interfere in any way with the right of the Company at any time to terminate such employment or service.

7.	Deferred Shares Not Transferable. Except to the limited extent provided in Section 1(b) above, the Deferred Shares and the rights and privileges conferred hereby may not be transferred, assigned, pledged or hypothecated in any way by the Participant (whether by operation of law or otherwise) and may not be subject to sale under execution, attachment or similar process. Any attempt by the Participant to transfer, assign, pledge, hypothecate or otherwise transfer the Deferred Shares, or any right or privilege conferred hereby, and any attempted sale under any execution, attachment or similar process, shall be void and unenforceable against the Company.

8.	Modification; Entire Agreement; Waiver. No modification of any provision of this Agreement which reduces the Participant’s rights hereunder will be valid unless the same is agreed to in writing by the parties hereto. This Agreement, including the Appendix and the Deferred Shares Details, together with the Plan, represent the entire agreement between the parties with respect to the Deferred Shares. The failure of Summit to enforce at any time any provision of this Agreement will in no way be construed to be a waiver of such provision or of any other provision hereof.

9.	Binding Agreement. Subject to the limitation on the transferability of the Deferred Shares contained herein, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

10.	Plan Governs. This Agreement is subject in all respects to all terms and provisions of the Plan and the Plan document is hereby incorporated into this Agreement. In the event of a conflict between one or more provisions of this Agreement and one or more provisions of the Plan, the provisions of the Plan will control.

11.	Captions. Captions provided herein are for convenience only and shall not affect the scope, meaning, intent or interpretation of the provisions of this Agreement.

12.	Severability. In the event that any provision in this Agreement is held to be invalid or unenforceable for any reason, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Agreement.

13.	Governing Law. This Agreement shall be construed and administered in accordance with the laws of the State of California without regard to its conflict of law principles.

14.	Section 409A Compliance. It is intended that the Plan and the Agreement comply with, or be exempt from, the requirements of Section 409A and any related guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service. Accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in compliance therewith or exempt therefrom. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, the Participant shall not be considered to have terminated employment with, or service to, the Company for purposes of this Agreement until the Participant would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A. Each amount to be paid or benefit to be provided pursuant to this Agreement shall be construed as a separate identified payment for purposes of Section 409A.

15.	Employee Data Privacy.

(a)	The Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of his or her personal data as described in this Agreement by and among, as applicable, the Company and its Subsidiaries and affiliates for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan.

(b)	The Participant understands that the Company may hold certain personal information about him or her, including, but not limited to, the Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of Common Stock or directorships held in the Company, details of all entitlement to shares of Common Stock awarded, canceled, exercised, vested, unvested or outstanding in Participant’s favor, for the purpose of implementing, administering and managing the Plan (“Data”).

(c)	The Participant understands that Data will be transferred to such other third parties as may be selected by the Company in the future to assist the Company with the implementation, administration and management of the Plan, that these recipients may be located in the Participant’s country or elsewhere, and that the recipient’s country may have different data privacy laws and protections than the Participant’s country. The Participant understands that he or she may request a list with the names and addresses of any potential recipients of the Data by contacting the Participant’s local human resources representative.

(d)	The Participant authorizes the Company and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing the Participant’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Participant may elect to deposit any shares of Common Stock acquired upon settlement of the Deferred Shares. The Participant understands that Data will be held only as long as is necessary to implement, administer and manage the Participant’s participation in the Plan. The Participant understands that the Participant may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Participant’s local human resources representative. The Participant understands, however, that refusing or withdrawing consent may affect the Participant’s ability to participate in the Plan. For more information on the consequences of the refusal to consent or withdrawal of consent, the Participant understands that he or she may contact his or her local human resources representative.

{Signature Page Follows}

IN WITNESS WHEREOF, the parties have caused their duly authorized representatives to execute and deliver this Deferred Shares Agreement as of the date first set forth above.

MICHAEL HOWSE		SUMMIT WIRELESS TECHNOLOGIES, INC.

Signature	/s/ Michael Howse	Signature	/s/ Brett Moyer

Printed Name	Michael Howse	Printed Name	Brett Moyer

Title		Title	CEO

Date Signed	1/4/2019	Date Signed	1/4/2019